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                                                                    EXHIBIT 8(a)

                                 May 23, 1997

ReliaStar Financial Corp.
20 Washington Avenue South
Minneapolis, Minnesota 55401

Ladies and Gentlemen:

     We have acted as counsel to ReliaStar Financial Corp., a Delaware corporation ("RLR"), in connection with the Agreement and Plan of Merger, dated as of February 23, 1997 (the "Merger Agreement"), by and between RLR and Security-Connecticut Corporation, a Delaware corporation ("SCC"), providing for the merger of SCC with and into RLR. This letter expresses our opinion regarding the treatment of the merger of SCC with and into RLR (the "Merger") as a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise defined herein, capitalized terms have the same meanings as defined in the Merger Agreement.

     In connection with this opinion, we have reviewed the Merger Agreement and such other documents and records, including (i) the Registration Statement of RLR on Form S-4 (the "Registration Statement") relating to shares of RLR Common Stock to be issued in the Merger, and (ii) certain representations and warranties (the "Representations") of the managements of RLR and SCC as to certain facts and circumstances, as referred to in the Registration Statement and as contemplated by the Merger Agreement, and have reviewed such matters of law as we have deemed necessary for this opinion.

     Based on the foregoing, including the Representations, we advise you that, if the Merger is consummated in accordance with the terms of the Merger Agreement, in our opinion:

     (i)    The Merger will qualify as a "reorganization" within the meaning of
Section 368(a)(1)(A) of the Code.

     (ii) No gain or loss will be recognized by RLR upon the receipt of the assets of SCC solely in exchange for RLR Common Stock.

     (iii) No gain or loss will be recognized by SCC upon the transfer of its assets to RLR pursuant to the Merger.

     (iv) The basis of the assets of SCC, in the hands of RLR, will be the same as the basis of such assets in hands of SCC immediately prior to the Merger.

     (v) No gain or loss will be recognized by the stockholders of SCC upon the receipt of RLR Common Stock solely in exchange for their shares of SCC Common Stock.

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ReliaStar Financial Corp.
May 23, 1997
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     (vi)   The payment of cash to a holder of SCC Common Stock in lieu of a fractional share of RLR Common Stock will be treated for federal income tax purposes as if the fractional share was distributed as part of the Merger and then was redeemed by RLR. This cash payment will be treated as having been received as a distribution in full payment for the stock redeemed. Gain or loss will be realized and recognized by the SCC stockholder receiving cash in lieu of a fractional share of RLR common Stock equal to the difference between the cash received and the basis of the fractional share interest.

     (vii) Gain or loss recognized by a holder of SCC Common Stock upon receipt of cash exchange for the holder's fractional share interest will be capital gain or loss, provided the shares of SCC Common Stock were held as capital assets on the date of the Merger. If the shares of SCC Common Stock have been held for longer than one year, the gain or loss will be long-term capital gain or loss.

     (viii) The basis of the SCC stockholders in shares of RLR Common Stock to be received in the Merger will be the same as the shares of SCC Common Stock surrendered in exchange therefore, decreased by the amount of cash received and loss recognized in the Merger and increased by the amount of gain recognized in the Merger.

     (ix) The holding period of the shares of RLR Common Stock to be received in the merger by the stockholders of SCC will include the period during which the shares of SCC Common Stock surrendered in exchange therefore were held, provided that the shares of SCC Common Stock were held as capital assets on the date of the Merger.

     Our opinion is limited to the matter expressly addressed above. No opinion is expressed, and none should be inferred, as to any other matter. Our opinion is based upon existing law and currently applicable Treasury regulations promulgated under the Code, published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures currently in effect, and judicial decisions, all of which are subject to change either prospectively or retroactively. To the extent there are changes in such legal authorities, our opinion is not applicable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm wherever appearing therein.

                                       Very truly yours,

                                       /s/ Faegre & Benson LLP

                                       FAEGRE & BENSON LLP